HYNES & HOWES INSURANCE COUNSELORS, INC.
                         Notes to Financial Statements
                           September 30, 1998 and 1997



Note 3.  Other Current Assets:

     Other Current Assets consisted of the following:
                                                        9/30/98         9/30/97
     Real Estate Contracts Receivable -
         Current                                          7,920           5,675
     Real Estate Tax Certificates                           130           1,495

              Total                                    $  8,050        $  7,170